UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 13, 2006

(Date of Report – date of earliest event reported)

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota

(State or other jurisdiction of incorporation or organization)

00029758	41-0856543
(Commission File No.)	(IRS Employer Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On March 14, 2006, we entered into an employment agreement with Gregory T. Barnum, our  new Vice President of Finance and Chief Financial Officer.

Mr. Barnum is employed for an initial two year term, subject to earlier termination under certain circumstances, at an annual base salary of $190,000 (subject to review and adjustment by our compensation committee). He is also entitled to receive annual cash bonuses of up to $60,000 at 100% achievement of financial and business milestones determined by us on an annual basis (subject to  adjustment by our compensation committee). He is also entitled to participate in our standard benefit plans.

In connection with his employment, we have awarded him 60,000 restricted shares of our common stock. These shares vest 50%, 25% and 25% on the second, third and fourth anniversaries of his employment, provided he has been in our continuous employment on each vesting date. The vesting will accelerate 100% upon a change of control, if we terminate his employment without cause or if he voluntarily terminates his employment for good reason. He will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested.

Mr. Barnum’s employment term will automatically renew for additional two year terms unless we decide not to extend the term within 90 days prior to the commencement of a renewal term. We have agreed to pay one year salary as severance compensation to Mr. Barnum in the event of termination of his employment in certain situations, including if we do not renew his employment agreement or his employment ceases within one year of, or as a result of, a change of control. He has agreed to a one-year non-competition agreement with us after any termination of employment.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 13, 2006, we received a Nasdaq Staff Deficiency letter regarding NASD Marketplace Rule 4350(c)(1) requiring a majority of independent directors. We received this letter in response to our March 9, 2006 notification letter to Nasdaq notifying them that Gregory T. Barnum, then one of our independent directors, resigned in connection with being named our new Vice President of Finance and Chief Financial Officer on March 8, 2006.

NASD Marketplace Rule 4350(c)(1) states that a majority of the board of directors of a Nasdaq issuer must be comprised of independent directors (as defined by Marketplace Rule 4200(a)(15)). As a result of the resignation of Mr. Barnum, our board is comprised of three independent directors and three non-independent directors and the rule requires that we have a majority of independent directors. The rule also allows us to regain compliance by the earlier of our next annual shareholders meeting or March 8, 2007.

We are actively interviewing director candidates and we plan to add an additional independent director by May 4, 2006, the date of our next annual meeting.

Item 3.02 Unregistered Sales of Equity Securities

On March 14, 2006, we issued 60,000 restricted shares of our common stock to Mr. Gregory T. Barnum in connection with our employment of him as our Vice President of Finance and Chief Financial Officer. These shares were issued as part of his compensation under an employment agreement. We issued these shares in reliance on Section 4(2) of the Securities Act of 1933 in a transaction by an issuer not involving a public offering.

Item 9.01  Financial Statements and Exhibits.

(c)                                  Exhibits.

10.28       Employment Agreement dated March 14, 2006 with Gregory T. Barnum.

99.1         Press release dated March 17, 2006 announcing receipt of Nasdaq Staff Deficiency Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 17, 2006

DATALINK CORPORATION

	By:	/s/ Gregory T. Barnum
Gregory T. Barnum, Vice President of Finance and Chief Financial Officer